Exhibit 8.1

[Letterhead of Blank Rome LLP]

January 16, 2020

Seaspan Corporation

Unit 2, 16/F., W668 Building, Nos. 668

Castle Peak Road, Cheung Sha

WanKowloon

Hong Kong

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

Ladies and Gentlemen:

We have acted as counsel to Seaspan Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (“Seaspan”), in connection with the Agreement and Plan of Merger dated as of November 20, 2019, as amended (the “Merger Agreement”), entered into by and among Seaspan, Atlas Corp., a corporation organized under the laws of the Republic of the Marshall Islands (“Atlas”), and Seaspan Holdco V Ltd., a corporation organized under the laws of the Republic of the Marshall Islands and a direct, wholly-owned subsidiary of Atlas (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into Seaspan with Seaspan continuing as the surviving corporation and a wholly-owned subsidiary of Atlas (the “Holding Company Reorganization”) on the terms and conditions set forth therein.

For purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement, and (ii) the Registration Statement on Form F-4 (the “Registration Statement”) filed by Atlas with the Securities and Exchange Commission (the “Commission”) on November 22, 2019, and any amendments thereto, about factual matters relating to the proposed Holding Company Reorganization. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed, with your permission, that (i) the Holding Company Reorganization will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Holding Company Reorganization set forth in the Merger Agreement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief of, Seaspan or Atlas, or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that the discussion contained in the Registration Statement under the caption “Material United States Tax Considerations,” insofar as it summarizes U.S. federal income tax law, is accurate in all material respects as of the date hereof.

We express no opinion on any issue relating to the tax consequences of the Holding Company Reorganization other than those expressly set forth above. The opinion set forth in this letter is based on current provisions of the Internal Revenue Code of 1986, amended, and the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion solely in connection with the consummation of the Holding Company Reorganization and this opinion is not to be used, relied upon, circulated, quoted, or otherwise referred to for any other purposes without our express written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein, in the Merger Agreement, or in the Registration Statement are untrue, inaccurate, or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the use of our name in the Registration Statement under the headings “—Material United States Tax Considerations” and “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Blank Rome LLP

Blank Rome LLP